Exhibit 99.3

SLNO Employee FAQ

1.	What was announced?

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Soleno Therapeutics has entered into a definitive agreement to be acquired by Neurocrine Biosciences, a leading biopharmaceutical company dedicated to serving patients with under-addressed neuropsychiatric, neurological, psychiatric, endocrine and immunological disorders.

•	Neurocrine recognizes the value of VYKAT™ XR (diazoxide choline) extended-release tablets, and importantly, shares our dedication to making a positive difference for patients.

2.	Who is Neurocrine?

•	Neurocrine is a leading biopharmaceutical company dedicated to serving patients with under-addressed neuropsychiatric, neurological, psychiatric, endocrine and immunological disorders.

•	Neurocrine has a strong track record of discovering, developing and commercializing life-changing medicines.

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Within the last year, their team delivered a successful rollout of CRENESSITY. Neurocrine has also had tremendous success launching and building its lead commercial asset, INGREZZA, into a blockbuster franchise.

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With Neurocrine’s significant scale and resources, and its deep commercialization and development experience, the combined company will be in an even stronger position to bring VYKAT XR to more people impacted by hyperphagia with PWS and advance our development pipeline.

3.	Why sell the company to Neurocrine?

•	Neurocrine has a strong track record of discovering, developing and commercializing life-changing medicines.

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Within the last year, their team delivered a successful rollout of CRENESSITY. Neurocrine has also had tremendous success launching and building its lead commercial asset, INGREZZA, into a blockbuster franchise.

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With Neurocrine’s significant scale and resources, and its deep commercialization and development experience, the combined company will be in an even stronger position to bring VYKAT XR to more people impacted by hyperphagia with PWS and advance our development pipeline.

4.	What does this mean for employees?

•	This transaction is a recognition of the work you do every day to improve the lives of people with PWS.

•	Neurocrine recognizes the value of our talented team and the tremendous work we have done to bring VYKAT XR to market.

•	They greatly admire what our team has accomplished and look forward to building on the foundation we have established.

•	Until the transaction closes, we remain an independent company, and it is business as usual for all of us at Soleno.

5.	Are there any changes to my compensation and benefits? Will I receive my bonus?

•	Until the transaction closes, we remain an independent company, and it is business as usual for all of us at Soleno. This applies to compensation and benefits.

•	Your equity will fully vest in connection with the completion of the transaction.

•	We will share additional details in due course regarding bonuses that will be paid out at or shortly following close.

•	We will keep you informed as we move forward.

6.	What are Neurocrine’s plans for VYKAT XR?

•	Neurocrine recognizes the value of VYKAT XR, and importantly, shares our dedication to making a positive difference for patients.

•	They believe in the potential of VYKAT XR, and see significant value in what’s to come for Soleno.

•	We remain fully committed to the PWS community and to ensuring patients continue to receive the medicines they depend on. Neurocrine shares that commitment.

•	After the transaction closes, and as part of Neurocrine , we will maintain our commitment to the PWS community and to ensuring patients continue to receive the medicines they depend on.

7.	Does this impact our plans to get approval for VYKAT XR in Europe?

•	Until the transaction closes, we remain an independent company, and it is business as usual for all of us at Soleno.

•	From now until close, it is crucial that we don’t lose sight of our priorities.

•	Let’s stay focused on bringing VYKAT XR to the patients who need it, moving our pipeline forward and making a difference in people’s lives.

8.	Will there be layoffs or changes to the organization?

•	We do not have all of the answers today. More details on how Neurocrine will integrate will be available as we move through the process.

•	Importantly, Neurocrine views this transaction as an opportunity for growth for both companies, not cost cutting.

•	We expect the transaction to close within 90 days, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals.

•	Until then, we remain an independent company, and it is business as usual for all of us at Soleno.

9.	If an employee is let go as part of the transaction, will they receive severance?

•	It is too soon to talk about elimination of roles, if any.

•	Importantly, Neurocrine views this transaction as an opportunity for growth for both companies, not cost cutting.

•	We have a generous severance benefit plan in place, and we will share further details with anyone whose role is impacted.

10.	Will employees have to relocate?

•	It’s important to remember that this is just the first step in a longer process.

•	We expect the transaction to close within 90 days, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals.

•	Until then, it is business as usual for all of us at Soleno and we continue to operate out of our existing locations.

11.	Will Neurocrine employees be offered roles at Neurocrine? How and when will I find out if I have a job?

•	It’s important to remember that this is just the first step in a longer process.

•	Importantly, Neurocrine views this transaction as an opportunity for growth for both companies.

•	We expect the transaction to close within 90 days, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals.

•	Until then, we remain an independent company, and it is business as usual for all of us at Soleno.

•	More details on how Neurocrine will integrate will be available as we move through the process.

12.	When is the transaction expected to close?

•	We expect the transaction to close within 90 days, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals.

•	Until then, we remain an independent company, and it is business as usual for all of us at Soleno.

13.	How will integration decisions be made?

•	We are establishing a dedicated integration team with members from both companies, tasked with preparing a detailed and thoughtful approach to bringing the two organizations together.

14.	How does Neurocrine’s culture compare to ours?

•	Neurocrine shares our dedication to making a positive difference for patients, and they share our passion and expertise in treating rare diseases.

•	Just as we have, Neurocrine has delivered a successful launch within the last year. Their team delivered a successful rollout of CRENESSITY for Classic Congenital Adrenal Hyperplasia.

•	After the transaction closes, and as part of Neurocrine, we will maintain our commitment to the PWS community and to ensuring patients continue to receive the medicines they depend on.

15.	Should employees expect changes to Soleno’s operating locations and facilities?

•	It’s important to remember that this is just the first step in a longer process.

•	We expect the transaction to close within 90 days, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals.

•	Until then, it is business as usual for all of us at Soleno and we continue to operate out of our existing locations.

16.	What will happen to Soleno’s leadership team?

•	More information with respect to the leadership team will be determined as part of the integration planning process in the coming weeks.

•	Anish and the rest of the leadership team are focused on closing the transaction and setting Soleno up for success as we take this important step forward.

17.	What happens to unvested RSUs and stock options?

•	All equity will vest in connection with the closing of the transaction.

•	RSUS: All RSUs will vest at the closing and be cashed out for $53.00 per share.

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Options: All options with an exercise price less than $53.00 will vest at the closing and be cashed out for a value equal to $53.00 less the exercise price of the option. Options with an exercise price of $53.00 or more will be canceled and will not receive any payment.

18.	When exactly will I receive payment for my equity after closing?

•	Payment for equity is expected to be made once the transaction is complete. We will provide more specific timing details as we get closer to closing.

19.	What happens to my equity if I leave voluntarily before the transaction closes?

•	If you voluntarily leave the company before the transaction closes, your equity will be treated in accordance with Soleno’s standard practices for departing employees.

20.	What happens if I exercise my currently vested stock options before closing?

•	After paying the exercise price, you would receive shares of stock that would be converted into $53.00 per share at the closing of the transaction.

21.	Will I continue to be subject to trading windows?

•	Yes. Since we will continue to operate as a public company until the closing, all trading windows still apply. Please see Soleno’s Insider Trading Policy for more information.

22.	What is a tender offer? What are the next steps in this process? Should I tender my shares? How do I do that?

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A tender offer is a public bid for shareholders to sell their stock. All Soleno shareholders will be given an opportunity to “tender,” or sell their stock for $53.00 per share, within a specific timeframe.

•	Once the tender offer commences, all shareholders, including employee shareholders, will receive information regarding the terms of the tender offer and instructions on how to tender their shares.

23.	What should I do if I am approached by media, investors or an outside third party about the transaction?

•	Please do not answer questions yourself or speculate about this transaction.

•	Should you receive questions about this announcement, from investors, the media or other third parties, please direct them to Jennifer Fulk at jfulk@soleno.life.

24.	Where can employees find additional information?

•	If you have any questions, please send them to your Department Head.

•	We will continue to keep you informed as we move forward.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of each of Soleno and Neurocrine, including statements relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 5, 2026, by and among Soleno, Neurocrine, and the other parties thereto (the “Merger Agreement”), including the anticipated occurrence, manner and timing of the proposed tender offer; the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement; the possibility of any termination of the Merger Agreement; the prospective benefits of the proposed transaction; Neurocrine’s strategy, plans, objectives, expectations (financial or otherwise) and intentions with respect to its future financial results and growth potential, anticipated product portfolio, development programs and patent terms; the estimated occurrence of PWS; the estimated U.S. population of PWS patients; and other statements that are not historical facts. The forward-looking statements contained in this communication are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These statements may contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “seek,” “should,” “strategy,” “will,” “would” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer; uncertainties as to how many of Soleno’s stockholders will tender their stock in the offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various closing conditions in the Merger Agreement may not be satisfied or waived; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that Neurocrine will not be able to integrate Soleno successfully or that such integration may be more difficult, time-consuming or costly than expected; disruption from the proposed transaction, making it more difficult for either company to conduct business as usual or maintain relationships with employees, customers, suppliers, other business partners or governmental entities; negative effects of this announcement or the consummation of the proposed transaction on the market price of Neurocrine’s common stock and/or Neurocrine’s operating results, including the possibility that if the parties do not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Neurocrine’s common stock could decline; significant transaction costs; unknown or inestimable liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; Neurocrine’s ability to fund the proposed transaction; the time-consuming and uncertain regulatory approval process; the degree and pace of market uptake of Soleno’s commercial product, VYKATTM XR (diazoxide choline); the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the parties’ business operations and financial results; the sufficiency of Neurocrine’s cash flows and capital resources; Neurocrine’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; and other risks and uncertainties affecting Neurocrine and Soleno, including those described from time to time under the caption “Risk Factors” and elsewhere in Neurocrine’s and Soleno’s respective filings and reports with the U.S. Securities and Exchange Commission (“SEC”), including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q and other filings filed with the SEC, as well as the Tender Offer Statement on Schedule TO and related tender offer documents to be filed by Neurocrine and its acquisition subsidiary, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Soleno. Any forward-looking statements are made based on the current beliefs and judgments of Neurocrine’s and Soleno’s respective management teams, and the reader is cautioned not to rely on any forward-looking statements made by Neurocrine or Soleno. Except as required by law, Neurocrine and Soleno do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Additional Information about the Acquisition and Where to Find It

The tender offer for all of the outstanding shares of Soleno described in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Neurocrine and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. A solicitation and offer to purchase outstanding shares of Soleno will only be made pursuant to an offer to purchase and related tender offer materials that Neurocrine and its acquisition subsidiary intend to file with the SEC. At the time that the tender offer is commenced, Neurocrine and its acquisition subsidiary will file a tender offer statement on Schedule TO, and Soleno will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF SOLENO ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF SOLENO SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal) will be made available at no expense on Neurocrine’s website at neurocrine.com/investors and (once they become available) will be mailed to the stockholders of Soleno free of charge. The Solicitation/Recommendation Statement and other documents filed with the SEC by Soleno will be available at no expense at Soleno’s website at investors.soleno.life. The information contained in, or that can be accessed through, Neurocrine’s and Soleno’s respective websites are not a part of, or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. Copies of those offer documents and all other documents filed by Neurocrine and Soleno will be made available at no charge by directing a request to the information agent for the tender offer, which will be named in the Schedule TO. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Neurocrine and Soleno each file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Neurocrine or Soleno with the SEC for free on the SEC’s website at www.sec.gov.